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                                                                    Exhibit 11.1

                EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE

                        WATERLINK, INC. AND SUBSIDIARIES

                                                                                 Year Ended September 30,
                                                                           1997            1996             1995
                                                                           ----            ----             ----
Average common shares outstanding                                      4,923,529        1,469,290         1,226,182
Net effect of the following (as if outstanding
   for all periods presented):
      Shares issued in connection with the
        acquisition of Waterlink Technologies                             45,940          610,418           611,784
      Shares issued in connection with the
        exercise of options to purchase
        common stock                                                      52,658          115,000           115,000
      Conversion of convertible subordinated
        notes into common stock                                            3,836          100,000           100,000
      Conversion into preferred stock into
        common stock (1)                                               2,395,205        3,250,000         1,713,514
      Impact of outstanding stock options and
        warrants (using the treasury stock method)(2)                    916,331          883,088           767,883
                                                                     -----------       ----------        -----------

                                                                       8,337,499        6,427,796         4,534,363
                                                                     ===========       ==========        ===========



(1) Assumes conversion of Series A, Series B and Series C Preferred Stock into Common Stock on a one-for-one basis.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, stock options and warrants granted by the Company during the twelve months preceding the Company's IPO date have been included as common stock equivalents as if they were outstanding for all periods presented prior to the Company's IPO, using the treasury stock method.